EXHIBIT 99.4

To:  All El Paso Employees
From:     William A. Wise
Date:     October 1, 2002

Many news stories have appeared recently about the proposed decision by a Federal Energy Regulatory Commission Administrative Law Judge relating to El Paso Natural Gas Company ("EPNG"). Most articles appear to have hastily reached the conclusion that EPNG is guilty of intentionally withholding pipeline capacity from California. Nothing could be further from the truth. The ALJ's conclusion that EPNG failed to operate its pipeline at the Maximum Allowable Operating Pressure in order to manipulate the California gas market is simply wrong and demonstrates a breathtaking misunderstanding of both the evidence before him and the realities of pipeline operation. The simple truth is that we did everything we could do, consistent with safety considerations and practical limitations, to bring as much gas as possible to our California delivery points.

We will continue to defend the company and its reputation before the Commission, as well as all other forums. We fully expect legal vindication of our position. We have gone on public record by filing our position about the judge's decision with the Securities and Exchange Commission (SEC). We have also sent letters outlining our position to members of Congress and to newspaper editors. I want to keep you briefed on the facts and critical issues in this case, so I have attached copies of our SEC filing and letters for your information.

In addition, as you are aware, we have announced changes to our management group. These changes will add to El Paso
Corporation's ability to operate effectively in the current difficult economic environment as well as strengthen our management's capacity to defend the company in the various matters concerning the California energy crisis.

As the owner of the largest natural gas pipeline system in North America, we always operate our pipelines in a safe and prudent manner in order to deliver the energy that our nation needs. I appreciate your diligent efforts in fulfilling that vital mission, and I hope that the information I am providing you today gives you a more complete understanding of our current position.

Attachments: SEC filing information, Letter to Members of Congress, Letter to the New York Times, Letter to the
Houston Chronicle, Press Release on Management Changes